                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              OCULAR SCIENCES, INC.
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                                November 3, 2000

To Our Stockholders:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Ocular Sciences, Inc. to be held at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California on November 28, 2000 at 9:00 a.m. Pacific Standard Time.

     The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement. A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1999 is also enclosed for your information.

     It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ John D. Fruth

                                          --------------------------------------

                                          John D. Fruth
                                          Chief Executive Officer, President and
                                          Chairman of the Board of Directors

                             OCULAR SCIENCES, INC.

                               475 ECCLES AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To Our Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Ocular Sciences, Inc. (the "Company") will be held at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California on November 28, 2000 at 9:00 a.m. Pacific Standard Time for the following purposes:

     1. To elect six directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company's Board of Directors has nominated the following persons for election as directors:

John D. Fruth                  William R. Grant
Edgar J. Cummins               Francis R. Tunney, Jr.
Terence M. Fruth               Terrance H. Gregg

     2. To amend the Company's 1997 Directors Stock Option Plan (the "Directors Option Plan") to increase the number of shares of Common Stock available under the plan by 100,000 shares (from 300,000 shares to 400,000 shares).

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on October 27, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ John D. Fruth

                                          --------------------------------------

                                          John D. Fruth
                                          Chief Executive Officer, President and
                                          Chairman of the Board of Directors

South San Francisco, California
November 3, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                             OCULAR SCIENCES, INC.
                               475 ECCLES AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                NOVEMBER 3, 2000

     The accompanying proxy is solicited on behalf of the Board of Directors of Ocular Sciences, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on November 28, 2000 at 9:00 a.m. Pacific Standard Time (the "Annual Meeting"). The Annual Meeting will be held at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about November 3, 2000. A copy of the Company's Annual Report for the year ended December 31, 1999 is enclosed with this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's Common Stock at the close of business on October 27, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 23,270,835 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively. In the event that a broker, bank, custodian, nominee or other record holder of the Company's Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

     Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting that are voted "FOR" or "AGAINST" such proposal. Neither abstentions nor a broker non-vote will be counted as a vote "FOR" or "AGAINST" Proposal No. 2. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting.

     Unless otherwise instructed, each valid returned Proxy in the form accompanying this Proxy Statement that is not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors and "FOR" the increase of shares in the 1997 Directors Stock Option Plan (the "Directors Option Plan"), and at the Proxy holder's direction, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

     The expenses of soliciting proxies in the form accompanying this Proxy Statement will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, certain of the Company's directors, officers, employees and agents may also solicit proxies, without additional compensation, by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                            REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a written instrument delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. The size of the Company's Board of Directors (the "Board") is currently set at six members. Accordingly, six persons will be elected at the Annual Meeting to be the directors of the Company. In the election of directors, each stockholder is entitled to one vote for each share of Common Stock held. The Board has nominated for election as the directors of the Company the six persons identified under "Directors/Nominees" below. Each share represented by the accompanying proxy will be voted for the election of the six persons nominated by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve, or declines to serve, as a director at the time of the Annual Meeting, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or intends to decline to, serve as a director.

DIRECTORS/NOMINEES

     The names of the Board's nominees for election as directors, and certain information about them as of November 3, 2000, are set forth below:

                                                                                       DIRECTOR
           NAME OF NOMINEE             AGE             PRINCIPAL OCCUPATION             SINCE
           ---------------             ---             --------------------            --------
John D. Fruth........................  57    Chief Executive Officer, President and      1985
                                             Chairman of the Board of Directors of
                                             the Company
Edgar J. Cummins.....................  57    Vice President, Finance and Chief           1992
                                             Financial Officer
Terence M. Fruth.....................  62    Partner of the law firm of Fruth &          1992
                                             Anthony, P.A.
William R. Grant(1)..................  75    Chairman of Galen Associates                1992
Francis R. Tunney, Jr.(1)............  53    Corporate Vice President-Administration,    1996
                                             General Counsel and Corporate Secretary
                                             of Allergan, Inc.
Terrance H. Gregg(1).................  52    President and Chief Operations Officer      1999
                                             of MiniMed, Inc.

---------------
(1) Member of the Audit Committee and the Compensation Committee

     JOHN D. FRUTH founded the Company in 1985 and was the Chairman of the Board and Chief Executive Officer since its inception until May 1999 when Mr. Fruth resigned as Chief Executive Officer. On April 20, 2000, Mr. Fruth became the acting Chief Executive Officer and President of the Company when Norwick B.H. Goodspeed resigned from those positions. Mr. Fruth continues to serve as the Chairman of the Board. He was also President of the Company from 1985 to October 1997. Prior to joining the Company, Mr. Fruth worked in the regulatory affairs department, and served as President, contact lens division, of CooperVision, Inc., a contact lens manufacturer, from 1976 to 1983. From 1972 to 1976, Mr. Fruth worked in sales and marketing management positions at Bausch & Lomb, Inc., a company that manufactures and markets health-care products, including contact lenses. John D. Fruth is the brother of Terence M. Fruth.

     EDGAR J. CUMMINS has been a member of the Board since October 1992 and became the acting Vice President, Finance, and Chief Financial Officer of the Company when Greg Lichtwardt resigned from those positions in May 2000. Mr. Cummins is currently principally occupied as an independent healthcare consultant. From May 1995 to January 1998, Mr. Cummins served as Chief Financial Officer of Chiron Vision Corporation, an ophthalmic surgical company. Chiron Vision Corporation was acquired by Bausch & Lomb, Inc. in December 1997. From 1986 to May 1995, he was Chief Financial Officer of Allergan, Inc. ("Allergan"). Prior to his service with Allergan, Mr. Cummins held various senior financial positions with American Hospital Supply Corporation, a health-care and medical products company, and Baxter Travenol

Laboratories, Inc., a medical products company, over a period of seven years. Prior to that, he spent five years as a financial consultant for Arthur Young & Company, a certified public accounting firm.

     TERENCE M. FRUTH has been Corporate Secretary and a member of the Board since August 1992. Since 1985, Mr. Fruth has been a partner, Vice President and Corporate Secretary of Fruth & Anthony, P.A., a Minneapolis-based law firm specializing in commercial litigation. Mr. Fruth has been practicing law for 30 years. Mr. Fruth is a member of both the Minnesota State and American Bar Associations. Terence M. Fruth is the brother of John D. Fruth.

     WILLIAM R. GRANT has been a member of the Board since October 1992. Since 1989, he has been the Chairman of Galen Associates, a venture capital firm specializing in emerging health-care companies. From 1987 to 1989, Mr. Grant served as Chairman of New York Life International Investment, and from 1979 to 1987, he was the Chairman and President of MacKay-Shields Financial Corporation. Prior to 1979, Mr. Grant had 25 years' experience with Smith Barney, Harris Upham & Co., Inc., where he served as President and from 1976 to 1978, Vice Chairman. Mr. Grant currently serves as Vice Chairman of SmithKline Beecham plc and serves on the boards of directors of Allergan; MiniMed, Inc., a company that specializes in drug delivery devices and systems; Quest Diagnostics Incorporated, a provider of clinical testing information and services; and Vasogen Inc. ("Vasogen"), a developer of immune modulation therapies for the treatment of certain inflammatory diseases.

     FRANCIS R. TUNNEY, JR. has been a member of the Board since October 1996. Mr. Tunney has been Corporate Vice President-Administration, General Counsel and Corporate Secretary of Allergan since February 1991. From 1989 to 1991, Mr. Tunney was Senior Vice President, General Counsel and Corporate Secretary of Allergan. Mr. Tunney joined Allergan in 1985 as Associate General Counsel and from 1986 to 1989 served as Allergan's General Counsel. From 1979 to 1985, Mr. Tunney held several positions at SmithKline Beecham plc, including counsel for its Medical Device and Diagnostics Division, acting general manager for its Medical Ultrasound Division and senior international attorney within its corporate law department.

     TERRANCE H. GREGG has been a member of the Board since November, 1999. Since October 1996, Mr. Gregg has served as the President and Chief Operating Officer of MiniMed, Inc., a medical device manufacturer. Mr. Gregg has served as a director for Hemotherapies since August 1998, for MiniMed, Inc. since August 1998 and for Vasogen since September 1999.

     Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified or until their earlier resignation, removal or death. Executive officers are chosen by, and serve at the discretion of, the Board.

     The Company incorporated under the name O.S.I. Corporation in California in 1985, and was reincorporated in Delaware in July 1997. Unless the context otherwise requires, references herein to the Company include its California predecessor.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board met 11 times, and acted by unanimous written consent 1 time, during the year ended December 31, 1999. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which such director served.

     Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

     The Audit Committee is composed of Terrance H. Gregg, William R. Grant and Francis R. Tunney, Jr. During the year ended December 31, 1999 the Audit Committee was composed of Edgar J. Cummins, William R. Grant and Francis R. Tunney, Jr. Mr. Cummins resigned from the Audit Committee on June 7, 2000 to assume the position of interim Chief Financial Officer, and was replaced by Mr. Gregg. The Audit Committee: (1) nominates the independent auditors of the Company to be approved by the Board of Directors; (2) meets with the independent auditors to review the annual audit and as appropriate at other times during the year; (3) assists the full Board in evaluating the auditors' performance; and (4) reviews internal control procedures, related party transactions and, where appropriate, potential conflict of interest situations. The Audit Committee met 1 time in the year ended December 31, 1999.

     On September 14, 1999 the Board of Directors adopted a written Charter for the Audit Committee. Each of the members of the Audit Committee are independent as such term is defined Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

     The Company's Compensation Committee is composed of Terrance H. Gregg, William R. Grant and Francis R. Tunney, Jr. During the year ended December 31, 1999 the Compensation Committee was composed of Edgar J. Cummins, William R. Grant and Francis R. Tunney, Jr. Mr. Cummins resigned from the Compensation Committee on June 7, 2000 to assume the position of interim Chief Financial Officer, and was replaced by Mr. Gregg. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's 1997 Equity Incentive Plan and makes recommendations to the Board regarding such matters. The Compensation Committee met one time in the year ended December 31, 1999.

DIRECTOR COMPENSATION

     The Company does not pay cash compensation to its directors, other than reimbursement for reasonable expenses in attending meetings of the Board. The non-employee members of the Board are compensated under the Directors Option Plan. For information regarding the Directors Option Plan and option grants made by the Company to Directors as of December 31, 1999 under the Directors Option Plan, please refer to the discussion below under the heading "Proposal No.
2 -- Amendment to Directors Option Plan To Add 100,000 Authorized Shares."

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                        EACH OF THE NOMINATED DIRECTORS

              PROPOSAL NO. 2 -- AMENDMENT TO DIRECTORS OPTION PLAN
                        TO ADD 100,000 AUTHORIZED SHARES

     The stockholders are being asked to approve an amendment to the Company's Directors Option Plan to increase the number of shares of Common Stock that are authorized and reserved for issuance under the Plan by 100,000 shares (from 300,000 shares to 400,000 shares).

     The Directors Option Plan provides incentives to members of the Board of Directors who are not also employees of the Company, or of any parent, subsidiary or affiliate of the Company by providing such persons with an opportunity to purchase shares of the Company's Common Stock. The Directors Option Plan is essential to the Company's ability to attract and retain highly qualified persons to serve as directors. The proposed amendment to the Directors Option Plan is necessary to enable the Company to continue providing stock-based compensation to new and current directors. The Board believes that the additional reserve of shares with respect to which equity incentives under the Directors Option Plan may be granted will provide the Company with adequate flexibility to ensure that the Company can continue to meet these goals.

                           VOTE REQUIRED FOR APPROVAL

     Approval of this amendment to the Directors Option Plan requires the affirmative vote of a majority of shares of Common Stock that are voted for or against the Proposal. The Board approved the proposed amendment on September 20, 2000, to be effective upon stockholder approval. Below is a summary of the principal provisions of the Directors Option Plan, assuming stockholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the Directors Option Plan.

DIRECTORS OPTION PLAN HISTORY

     In June 1997, the Board adopted the Directors Option Plan, under which an aggregate of 150,000 shares of Common Stock were reserved for issuance. In July 1997 the Directors Option Plan was amended to reflect a two-for-one stock split of the Company's Common Stock. Thereafter, the Directors Option Plan was approved by the Company's stockholders. The Directors Option Plan became effective on August 4, 1997, the effective date of the Company's initial public offering. The Directors Option Plan authorizes the award of options to purchase the Company's Common Stock. The purpose of the Directors Option Plan is to provide incentives for members of the Board of Directors who are not employees of the Company or of any parent, subsidiary or affiliate of the Company ("Outside Directors") by providing such persons with an opportunity to purchase shares of the Company's Common Stock.

     On August 4, 1997, the effective date of the Company's initial public offering, each eligible director (Terence M. Fruth, William R. Grant, Francis R. Tunney and Edgar J. Cummins) was granted an option to purchase 30,000 shares at an exercise price of $16.50 per share. Each eligible director is automatically granted an option to purchase 30,000 shares upon joining the Board. In addition, each eligible director is automatically granted an option to purchase 15,000 shares on each anniversary date of such director's initial option grant under the Directors Option Plan if such director has served continuously as a member of the Board since the date such director was first granted an option under the Directors Option Plan. On August 4, 1998, each Outside Director was granted an option to purchase 15,000 shares of the Company's Common Stock at an exercise price of $28.75 per share. On August 4, 1999, each Outside Director was granted another option to purchase 15,000 shares of the Company's Common Stock at an exercise prices of $19.375 per share. On November 16, 1999, Mr. Gregg was granted an option to purchase 30,000 shares of Company Common Stock at an exercise price per share of $18.00. As of December 31, 1999, options to purchase a total of 270,000 shares of Common Stock have been granted to Outside Directors under the Directors Option Plan. As of October 11, 2000 the aggregate fair market value of shares subject to such outstanding options under the Directors Option Plan was $3,307,500, based upon the closing price of the Common Stock of $12.25 as reported on the Nasdaq National Market on such date. The actual benefits, if any, to the holders of stock options issued under the Directors Option Plan are not determinable prior to exercise, as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option.

SHARES SUBJECT TO THE DIRECTORS OPTION PLAN

     The stock subject to issuance under the Directors Option Plan consists of shares of the Company's authorized but unissued Common Stock. Shares subject to an option granted pursuant to the Directors Option Plan that expires or terminates for any reason without being exercised will again become available for grant and issuance pursuant to awards under the Directors Option Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ELIGIBILITY

     Only Outside Directors are eligible to receive stock option awards under the Directors Option Plan. Each Outside Director who is or becomes a member of the Board of Directors on or after the effective date of the Directors Option Plan is automatically granted an option for 30,000 shares (the "Initial Grant"). Thereafter, each Outside Director is automatically granted an option for 15,000 shares on each annual anniversary of such Outside Director's Initial Grant, provided such Outside Director is a member of the Board of Directors on such anniversary date and has served continuously as a member of the Board of Directors since the date of such Outside Director's Initial Grant. As of December 31, 1999, no shares had been issued upon exercise of options and 270,000 shares were subject to outstanding options. As of that date, 30,000 shares were available for future grant pursuant to the Directors Option Plan.

ADMINISTRATION

     The Directors Option Plan shall be administered by the Board of Directors or a committee of not less than two members of the Board of Directors appointed to administer the Directors Option Plan. The interpretation of the Board of Directors or the committee appointed by the Board of Directors of any provision of the Directors Option Plan shall be final and binding upon the Company and all persons having an interest in any option or any shares of Common Stock purchased pursuant to any option issued pursuant to the Directors Option Plan. The Compensation Committee currently consists of Messrs. Gregg, Grant and Tunney, each of whom are "non-employee directors," as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors," as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). During the year ended December 31, 1999 the Compensation Committee was composed of Edgar J. Cummins, William R. Grant and Francis R. Tunney, Jr. Mr. Cummins resigned from the Compensation Committee on June 7, 2000, and was replaced by Mr. Gregg.

     Subject to the terms of the Directors Option Plan, the Compensation Committee has the authority to construe and interpret any of the provisions of the Directors Option Plan or any options granted thereunder.

STOCK OPTION TERMS

     The Directors Option Plan provides for the grant of nonqualified stock options. The exercise price of the options issued under the Directors Option Plan is equal to the fair market value of the shares on the date the option is granted. The maximum term of options granted under the Directors Option Plan is ten years. Options granted under the Directors Option Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. All options granted under the Directors Option Plan vest as to 1/36 of the shares subject to the option per month commencing the month following the month of the date of grant, for so long as the optionee continues as a member of the Board of Directors or as a consultant of the Company. If for any reason the Outside Director ceases to be a member of the Board of Directors or a consultant of the Company, the Outside Director's options under the Directors Option Plan will cease to vest. Options granted under the Directors Option Plan generally expire seven (7) months after the termination of the optionee's service as a member of the Board of Directors or as a consultant of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service.

     The exercise price of options granted under the Directors Option Plan may be paid in the form of (1) cash or check, (2) shares of fully-paid Company Common Stock owned by the optionee for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option, (3) waiver of compensation due or accrued to the optionee, (4) a "same-day sale" commitment from the optionee and a National Association of Securities Dealers, Inc. ("NASD") broker, (5) a "margin commitment" from the optionee and an NASD broker, or (6) any combination of the foregoing.

CERTAIN CORPORATE TRANSACTIONS

     In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company or certain other similar corporate transactions, the vesting of options under the Directors Option Plan will accelerate and all such outstanding options will become exercisable in full. If the optionee does not exercise his or her options prior to the consummation of such corporate transaction, they will expire.

AMENDMENT OF THE DIRECTORS OPTION PLAN

     The Board of Directors may at any time terminate or amend the Directors Option Plan, however, the Board may not amend or rescind the provisions of any outstanding options under the plan.

TERM OF THE DIRECTORS OPTION PLAN

     Unless terminated earlier as provided in the Directors Option Plan, the Directors Option Plan will expire in June 2007, ten years after the date the Board of Directors adopted the plan.

FEDERAL INCOME TAX INFORMATION

     Following is a general summary as of the date of this proxy statement of the federal income tax consequences to the Company and optionees under the Directors Option Plan. Federal tax laws may change and the federal, state and local tax consequences for any optionee will depend upon his or her individual circumstances. Each optionee has been and is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Directors Option Plan.

     An optionee will not recognize any taxable income at the time a nonqualified stock option is granted. However, upon exercise of a nonqualified stock option, the optionee shall recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's exercise price. Ordinary income recognized upon exercise of a nonqualified stock option may be subject to withholding by the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     The maximum federal income tax rate applicable to ordinary income is 39.6%. Long-term capital gain is taxed at a maximum rate of 20%. To receive long-term capital gain treatment, stock acquired through option exercises must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

     The Company generally will be entitled to a deduction in connection with the exercise of a nonqualified stock option by an optionee to the extent that the optionee recognizes ordinary income, provided that the Company timely reports such income to the Internal Revenue Service.

     The Directors Option Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
                PROPOSED AMENDMENT TO THE DIRECTORS OPTION PLAN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of October 10, 2000, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and nominee, (iii) the Chief Executive Officer of the Company and each of the Company's four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of fiscal 1999 (together, the "Named Executive Officers") and (iv) all current directors and executive officers as a group.

                                                      SHARES         PERCENT OF
         5% STOCKHOLDERS, DIRECTORS AND            BENEFICIALLY      OUTSTANDING
            NAMED EXECUTIVE OFFICERS                 OWNED(1)      COMMON STOCK(1)
         ------------------------------            ------------    ---------------
John D. Fruth(2).................................   5,016,665           21.6%
Snyder Capital Management, L.P. and
  affiliates(3)..................................   2,350,800           10.1%
FMR Corp.(4).....................................   1,756,900            7.6%
William R. Grant(5)..............................     108,407              *
Galen Partners, L.P. and affiliates(6)...........     763,893            3.3%
Francis R. Tunney, Jr.(7)........................      45,832              *
Gregory E. Lichtwardt(8).........................           0              *
Terence M. Fruth(9)..............................     147,946              *
Daniel J. Kunst(10)..............................      89,125              *
John Lilley(11)..................................      16,000              *
Edgar J. Cummins(12).............................      47,804              *
Norwick B.H. Goodspeed(13).......................           0              *
Terrance Gregg(14)...............................       8,333              *
Bradley S. Jones(15).............................      58,200              *
All directors and executive officers as a group
  (11 persons)(16)...............................   5,538,312           23.8%

---------------
  *  Less than 1% of the Company's outstanding Common Stock

 (1) Percentage ownership is based on 23,270,835 shares outstanding as of October 10, 2000. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of October 10, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Represents 5,000,000 shares held of record by Mr. Fruth and 16,665 shares of Common Stock that may be acquired by Mr. Fruth upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000. Mr. Fruth was appointed as the Company's Chief Executive Officer and President on April 20, 2000. The address for Mr. Fruth is c/o Ocular Sciences, Inc., 475 Eccles Ave., South San Francisco, California 94080.

 (3) Information regarding Snyder Capital Management, L.P. ("SCMLP") and its affiliates is derived from Schedule 13G filed by SCMLP and Snyder Capital Management, Inc. ("SCMI") with the Commission on August 10, 1999. The shares reported as beneficially owned by SCMLP may also be deemed to be beneficially owned by SCMI, the sole general partner of SCMLP, and Nvest Companies, L.P., which wholly owns SCMLP and SCMI. The address for SCMLP and SCMI is 350 California Street, Suite 1460, San Francisco, California 94104.

 (4) Information regarding FMR Corp. ("FMR") is derived from Schedule 13G filed by FMR with the Commission on February 14, 2000. Of the shares reported as beneficially owned by FMR, 1,634,600 shares may be deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR ("Fidelity"), and 122,300 shares may be deemed beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR ("FMT"). Additionally, 1,608,908 of the shares deemed beneficially owned by FMR are beneficially owned by Fidelity Low-Priced Stock Fund, an investment company for which FMR acts as investment advisor. Edward C. Johnson, 3d and Abigail P. Johnson, each individuals who may be deemed to form a controlling group with respect to FMR, may also be deemed to beneficially own the shares reported as beneficially owned by FMR. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

 (5) Represents 62,575 shares of record held by Mr. Grant and 45,832 shares of Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000.

 (6) Information regarding Galen Partners, L.P. and its affiliates is derived from Schedule 13G filed by Galen Partners, L.P. with the Commission on May 13, 1999. Shares owned represent 682,584 shares held of record by Galen Partners, L.P., 70,299 shares held of record by Galen Partners International, L.P. and 11,010 shares held of record by Galen Associates, but do not include 62,575 shares of Common Stock and 45,832 shares of Common Stock that may be acquired by William R. Grant (a director of the Company) upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000. Mr. Grant, Bruce F. Wesson and Rebound Investments, Inc. are the general partners of BGW Partners, L.P., the general partner of Galen Partners, L.P. and Galen Partners International, L.P. and thus may be deemed to have voting and investment power with respect to these shares. The address for these individuals and entities is c/o Galen Associates, 610 Fifth Avenue, New York, New York 10020.

 (7) Represents 186 shares held of record by Mr. Tunney, Jr. and 45,832 shares of Common Stock that may be acquired by Mr. Tunney upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000.

 (8) Mr. Lichtwardt resigned as the Company's Vice President, Finance, and Chief Financial Officer on May 5, 2000.

 (9) Represents 101,614 shares of record held by Mr. Fruth and 45,832 shares of Common Stock that may be acquired by Mr. Fruth upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000.

(10) Represents 40,000 shares held of record by Mr. Kunst, 700 shares held in Mr. Kunst's IRA, 25 shares held in an IRA for Mr. Kunst's wife which are deemed beneficially owned by Mr. Kunst and 48,400 shares of Common Stock that may be acquired by Mr. Kunst upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000. Mr. Kunst resigned from the Company as Vice President, Sales and Marketing on August 17, 2000.

(11) Represents 16,000 shares held of record by Dr. Lilley who resigned as the Company's Vice President, Manufacturing on June 2, 2000.

(12) Represents 1,972 shares of record held by Mr. Cummins and 45,832 shares of Common Stock that may be acquired by Mr. Cummins upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000. Mr. Cummins was appointed interim Vice President, Finance and Chief Financial Officer of the Company on June 7, 2000.

(13) Mr. Goodspeed resigned as of the Company's Chief Executive Officer and President, and as a director of the Company on April 20, 2000.

(14) Represents shares of Common Stock that may be acquired by Mr. Gregg upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000.

(15) Represents 48,000 shares of record held by Mr. Jones and 10,200 shares of Common Stock that may be acquired by Mr. Jones upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of October 10, 2000. Mr. Jones has been with the Company in the Sales Division since 1985. He was appointed Vice President, U.S. Sales and Marketing of the Company in 1991.

(16) Includes the shares described in notes (2), (5), (7), (8), (9), (10), (11),
     (12), (14) and (15).

                               EXECUTIVE OFFICERS

     The executive officers of the Company, and certain information about them as of October 10, 2000, are set forth below:

             NAME                AGE                             POSITION
             ----                ---                             --------
John D. Fruth..................  57    Chief Executive Officer, President and Chairman of the Board
                                       of Directors
Edgar J. Cummins...............  57    Interim Chief Financial Officer and a member of the Board of
                                       Directors
Bradley S. Jones...............  38    Vice President, U.S. Sales and Marketing

     For information regarding the positions and offices with the Company held by Messrs. Fruth and Cummins, please refer to the discussion above regarding "Directors." Mr. Jones has been with the Company in the Sales Division since 1985. He was appointed Vice President, Sales and Marketing of the Company in 1991.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED OFFICERS

     The following table sets forth compensation awarded to or earned for services rendered in all capacities to the Company by the Company's Named Executive Officers during fiscal 1997, 1998 and 1999. This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                     ANNUAL COMPENSATION                    ------------
                                    -----------------------------------------------------    SECURITIES
                                    FISCAL                                 OTHER ANNUAL      UNDERLYING
   NAME AND PRINCIPAL POSITION       YEAR    SALARY($)(1)   BONUS($)(2)   COMPENSATION($)    OPTIONS(#)
   ---------------------------      ------   ------------   -----------   ---------------   ------------
John D. Fruth.....................   1999      200,000             --          2,774(3)        50,000
Chairman of the Board                1998      395,000        227,125          7,023(3)       220,000
  and Chief Executive Officer(3)     1997      357,462        192,500          3,939(3)            --
Norwick B.H. Goodspeed............   1999      370,000             --        204,758(4)       112,000
Chief Executive Officer and          1998      300,000        207,000        156,947(4)            --
  President(4)                       1997       49,615             --        111,250(4)       300,000
Gregory E. Lichtwardt.............   1999      218,000         38,150        677,832(5)        60,000
Vice President, Finance,             1998      204,000         97,110        261,982(5)        66,000
  Chief Financial Officer and        1997      190,513         97,428            235(5)            --
  Treasurer(5)
Daniel J. Kunst...................   1999      214,000         37,450          2,295(6)        60,000
Vice President, Sales and            1998      200,000         95,500          1,855(6)        36,000
  Marketing(6)                       1997      186,406         82,829            426(6)            --
John Lilley.......................   1999      205,537        102,189        632,872(7)        60,000
Vice President, Manufacturing(7)     1998      195,417        104,835        252,782(7)        30,000
                                     1997      169,000         73,811         63,415(7)            --
Bradley S. Jones..................   1999      162,060         29,196         25,988(8)        60,000
Vice President, U.S. Sales and       1998      157,735          4,000         42,396(8)        51,000
Marketing(8)                         1997      128,077             --         42,909(8)            --

---------------
(1) For Fiscal Year 1999, 1998 and 1997, represents salaries earned in 1999, 1998 and 1997, respectively, regardless of when paid.

(2) For Fiscal Year 1999, 1998 and 1997, represents bonuses earned in 1999, 1998 and 1997, respectively, regardless of when paid.

(3) Mr. Fruth resigned as the Chief Executive Officer in May 1999, but was appointed the Chief Executive Officer and President on April 20, 2000. For Fiscal Year 1999, represents premiums paid by the Company with respect to term life insurance for Mr. Fruth's benefit in the amount of $774 and the Company's 401K contribution match in the amount of $2,000. For Fiscal Year 1998, represents premiums paid by the Company with respect to term life insurance for Mr. Fruth's benefit in the amount of $2,250, automobile expenses paid by the Company for his benefit in the amount of $2,038 and the Company's 401K contribution match in the amount of $2,735. For Fiscal Year 1997, represents premiums paid by the Company with respect to term life insurance for Mr. Fruth's benefit in the amount of $864 and automobile expenses paid by the Company for his benefit in the amount of $3,075.

(4) Mr. Goodspeed was appointed the Chief Executive Officer in May 1999, but resigned as the Company's Chief Executive Officer and President, and as a director of the Company on April 20, 2000. For Fiscal Year 1999, represents premiums paid by the Company with respect to term life insurance for Mr. Goodspeed's benefit in the amount of $883, $150,000 amortization of the portion of certain loans to Mr. Goodspeed, a gain on the Company's options exercised in the amount of $51,875, and the Company's 401K contribution match in the amount of $2,000. For Fiscal Year 1998, represents premiums paid by the Company with respect to term life insurance for Mr. Goodspeed's benefit in the amount of $870, $4,001 of additional relocation costs paid, $150,000 amortization of the portion of certain loans to Mr. Goodspeed and the Company's 401K contribution match in the amount of $2,076. For Fiscal Year 1997, includes $80,000 of accrued relocation costs and $31,250 amortization of the portion of certain loans to Mr. Goodspeed. Mr. Goodspeed joined the Company as President and Chief Operating Officer in October 1997, and served in those capacities under the terms of an employment agreement. His annual salary for the year ended 1999 was $370,000. See "Employment Agreements."

(5) Mr. Lichtwardt resigned as the Company's Vice President, Finance, and Chief Financial Officer on May 5, 2000. For Fiscal Year 1999, represents premiums paid by the Company with respect to term life insurance for Mr. Lichtwardt's benefit in the amount of $302, the Company's 401K contribution match in the amount of $2,000 and gains on Company options exercised in the amount of $675,530. For Fiscal Year 1998, represents premiums paid by the Company with respect to term life insurance for Mr. Lichtwardt's benefit in the amount of $257, a gain on Company options exercised in the amount of $260,313 and the Company's 401K contribution match in the amount of $1,412. For Fiscal Year 1997, represents premiums paid by the Company with respect to life insurance for the benefit of Mr. Lichtwardt.

(6) Mr. Kunst resigned as the Company's Vice President, Sales and Marketing on August 17, 2000. For Fiscal Year 1999, represents premiums paid by the Company with respect to term life insurance for Mr. Kunst's benefit in the amount of $295 and the Company's 401K contribution match in the amount of $2,000. For Fiscal Year 1998, represents premiums paid by the Company with respect to term life insurance for Mr. Kunst's benefit in the amount of $470 and the Company's 401K contribution match in the amount of $1,385. For Fiscal Year 1997, represents premiums paid by the Company with respect to life insurance for the benefit of Mr. Kunst.

(7) Dr. Lilley resigned as the Company's Vice President, Manufacturing on June 2, 2000. For Fiscal Year 1999, represents a $51,384 contribution by the Company to a pension plan for the benefit of Dr. Lilley, a $13,842 reimbursement for automobile expenses, $13,246 paid by the Company for insurance for the benefit of Dr. Lilley and gains on Company options exercised in the amount of $554,400. For Fiscal Year 1998, represents a $48,854 contribution by the Company to a pension plan for the benefit of Dr. Lilley, a $8,439 reimbursement for automobile expenses, $12,789 paid by the Company for insurance for the benefit of Dr. Lilley and gains on Company options exercised in the amount of $182,700. For Fiscal Year 1997, represents a $42,108 contribution by the Company to a pension plan for the benefit of Dr. Lilley, a $10,437 reimbursement for automobile expenses and $10,870 paid by the Company for insurance for the benefit of Dr. Lilley. Dr. Lilley served as the Company's Vice President, Manufacturing under the terms of an employment agreement. See "Employment Agreements."

(8) Mr. Jones has been with the Company in the Sales Division since 1985. He was appointed as the Company's Vice President, U.S. Sales and Marketing in 1991. For Fiscal Years 1999, 1998 and 1997, represents commissions paid by the Company to Mr. Jones in connection with satisfying sales goals for such years.

                          OPTION GRANTS IN FISCAL 1999

     The following table sets forth information regarding option grants during 1999 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective six-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                 INDIVIDUAL GRANTS                                % OF
                            -----------------------------------------------------------       ANNUAL RATES
                              NUMBER OF     TOTAL OPTIONS                                    OF STOCK PRICE
                             SECURITIES      GRANTED TO                                     APPRECIATION FOR
                             UNDERLYING     EMPLOYEES IN                                     OPTION TERM(4)
                               OPTIONS         FISCAL       EXERCISE PRICE   EXPIRATION   ---------------------
           NAME             GRANTED(#)(1)      YEAR(2)       PER SHARE(3)       DATE         5%         10%
           ----             -------------   -------------   --------------   ----------   --------   ----------
John D. Fruth.............     50,000           2.88%          $ 20.25        2/04/09     $636,756   $1,613,664
Norwick B.H. Goodspeed....     30,000           1.73%          $ 20.25        2/04/09     $382,053   $  968,199
                               82,000           4.72%          $17.375        6/29/09     $896,018   $2,270,684
Gregory E. Lichtwardt.....     15,000           0.86%          $ 20.25        2/04/09     $191,027   $  484,099
                               45,000           2.59%          $17.375        6/29/09     $491,717   $1,246,107
Daniel J. Kunst...........     15,000           0.86%          $ 20.25        2/04/09     $191,026   $  484,099
                               45,000           2.59%          $17.375        6/29/09     $491,717   $1,246,107
John Lilley...............     15,000           0.86%          $ 20.25        2/04/09     $191,027   $  484,099
                               45,000           2.59%          $17.375        6/29/09     $491,717   $1,246,107
Bradley S. Jones..........     15,000           0.86%          $ 20.25        2/04/09     $191,027   $  484,099
                               45,000           2.59%          $17.375        6/29/09     $491,717   $1,246,107

---------------
(1) The options that expire on June 29, 2009 vest over a five-year period, with 20% of the options vesting upon the completion of each year of service. The options that expire on February 4, 2009 vest over a three-year period, with 33.33% of the options vesting upon the completion of each year of service.

(2) The Company granted options to purchase 1,736,100 shares of Common Stock to employees during 1999.

(3) The exercise price may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(4) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

     AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information regarding the exercise of stock options by the Named Executive Officers during 1999 and stock options held as of December 31, 1999 by the Named Executive Officers.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 SHARES                    AT FISCAL YEAR END(#)         AT FISCAL YEAR END(1)
                              ACQUIRED ON     VALUE     ---------------------------   ---------------------------
            NAME              EXERCISES(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ------------   --------   -----------   -------------   -----------   -------------
John D. Fruth...............         --      $     --          --         50,000       $     --       $     --
Norwick B.H. Goodspeed......      5,000      $ 51,875     115,000        292,000       $     --       $123,000
Gregory E. Lichtwardt.......     28,406      $675,530      13,200        112,800       $     --       $ 67,500
Daniel J. Kunst.............         --      $     --      47,200        108,800       $633,600       $384,300
John Lilley.................     20,000      $572,213      24,000        116,000       $249,210       $510,540
Bradley S. Jones............     24,000      $318,750      10,200        108,800       $     --       $384,300

---------------
(1) Based on the closing price of the Company's Common Stock at December 31, 1999 ($18.875 per share) less the exercise price payable for such shares.

EMPLOYEE BENEFIT PLANS

     1989 Stock Option Plan. ("1989 Plan") Under the 1989 Plan, options to purchase 568,930 shares of Common Stock were outstanding as December 31, 1999. The 1989 Plan was terminated on August 4, 1997, the effective date of the Company's initial public offering, at which time the Company's 1997 Equity Incentive Plan (the "1997 Plan") became effective. As a result, no options have been granted under the 1989 Plan since the Company's initial public offering. However, termination does not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire in accordance with their terms. The terms of options granted under the 1989 Plan and the administration of the plan are substantially the same as those that pertain to the 1997 Plan, except that the vesting of options granted prior to March 1, 1995 under the 1989 Plan accelerates upon certain acquisitions of the Company unless the options are assumed or substituted by the acquiring corporation.

     1997 Equity Incentive Plan. In June 1997, the Board adopted the 1997 Plan, under which an aggregate of 1,000,000 shares of Common Stock were reserved for issuance. In July 1997, the 1997 Plan was amended to reflect a two-for-one stock split of the Company's Common Stock. In July 1997, the Company's stockholders approved the 1997 Plan. The 1997 Plan became effective on August 4, 1997, the effective date of the Company's initial public offering. In March 1999 the Board approved an amendment to the 1997 Plan to increase the number of shares of Common Stock authorized and reserved for issuance under the 1997 Plan by 1,000,000 shares (from 2,000,0000 shares to 3,000,000 shares), which amendment was approved by the Company's stockholders in May 1999. The 1997 Plan authorizes the award of options, opportunities to purchase restricted stock and stock bonuses (each an "Award").

     From inception of the 1997 Plan in August, 1997 to December 31, 1999, options to purchase an aggregate of 3,092,940 shares of the Company's Common Stock were granted under the 1997 Plan. Of these, options were granted to the following Named Executive Officers of the Company: John D. Fruth, 220,000 shares (also a director, executive officer and principal stockholder); Norwick B.H. Goodspeed, 300,000 shares (a former director and executive officer of the Company); Daniel J. Kunst, 36,000 shares (a former director and executive officer); Gregory E. Lichtwardt, 66,000 shares (a former executive officer of the Company); and John Lilley, 30,000 shares (a former executive officer of the Company). During the same period, the Company's executive officers as of December 31, 1999 as a group (5 persons) had been granted options to purchase a total of 652,000 shares. No options were granted during the period under the 1997 Plan to any outside director of the Company, as such outside directors are compensated under the Directors Option Plan (for a description of the Directors Plan see under the heading "Proposal No. 2 -- Amendment to Directors Option Plan to Add 100,000 Authorized Shares"). No options were granted during this same period under the

1997 Plan to any associate of any executive officer or director of the Company, and no persons, except John D. Fruth and Norwick B.H. Goodspeed, received 5% or more of such options.

     The stock subject to issuance under the 1997 Plan consists of shares of the Company's authorized but unissued Common Stock. In addition, any shares remaining unissued under the 1989 Plan on the effective date of the 1997 Plan, including any shares issuable upon exercise of options granted pursuant to the 1989 Plan that expire or become unexercisable for any reason without having been exercised in full, are no longer available for distribution under the Prior Plan but are available for distribution under the 1997 Plan. As of December 31, 1999 3,610, and as of September 30, 2000 44,380 shares from the Prior Plan were available for future grant and issuance under the 1997 Plan. Shares subject to an option granted pursuant to the 1997 Plan that expires or terminates for any reason without being exercised or shares subject to a restricted stock award granted pursuant to the 1997 Plan that is forfeited or is repurchased by the Company at the original issue price or that otherwise terminates without shares being issued, will again become available for grant and issuance pursuant to Awards under the 1997 Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

     The 1997 Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Code, and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or of any parent or subsidiary of the Company, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The exercise price of ISOs must be at least equal to the fair market value of the Company's Common Stock on the date of grant (110% of that value in the case of ISOs issued to ten percent stockholders). The exercise price of NQSOs must be at least equal to 85% of that value. The maximum term of options granted under the 1997 Plan is ten years. Options granted under the 1997 may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Options granted under the 1997 Plan generally expire 90 days after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service. Options terminate immediately upon termination of employment for cause.

     Opportunities to purchase shares of the Company's Common Stock and awards of shares of the Company's Common Stock, either of which may be subject to a right of repurchase in favor of the Company or other restrictions on ownership or transfer, may be given to Eligible Service Providers.

     In the event of certain acquisitions of the Company, any or all outstanding Awards may be assumed or replaced by the successor corporation. In the alternative, the successor corporation may substitute equivalent Awards or provide consideration to Award recipients which is substantially similar to that provided to stockholders. If the successor does not assume or substitute Awards, outstanding Awards will expire upon consummation of the transaction, provided that the Board of Directors in its sole discretion may provide that the vesting of any or all Awards will accelerate prior to such consummation.

     1997 Employee Stock Purchase Plan. In June 1997, the Board adopted and the stockholders approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 400,000 shares of the Company's Common Stock for issuance thereunder. The Purchase Plan has yet to become effective, and as of October 10, 2000 no shares of Common Stock had been purchased under the Purchase Plan. If and when the Purchase Plan becomes effective, it will permit eligible employees to acquire shares of the Company's Common Stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the Purchase Plan. Except for the first offering, each offering under the Purchase Plan will be for a period of 24 months (the "Offering Period") and will consist of four six-month purchase periods (each a "Purchase Period"). The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period and the last day of the applicable Purchase Period. The Board has the authority to determine the date on which the first Offering Period will begin and the length of such Offering Period. The Board has the power to change the duration of Offering Periods and Purchase Periods. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

MANAGEMENT EMPLOYMENT AGREEMENTS

     Under Mr. Goodspeed's employment agreement, the Company extended a $450,000 loan to Mr. Goodspeed in January 1998 in connection with his purchase of a new residence in the San Francisco area (the "Loan"). The Loan is interest free and is secured by a purchase money second deed of trust on the new residence and by a security interest in certain stock options granted to Mr. Goodspeed to purchase 300,000 shares of the Company's Common Stock and any securities issuable upon exercise of such options. The Loan is due and payable in full on the earlier of (i) October 15, 2002; (ii) six months after Mr. Goodspeed's voluntary resignation or termination by the Company for Cause (as defined in Mr. Goodspeed's employment agreement); or (iii) Mr. Goodspeed's agreement to sell, convey, transfer, dispose of, or further encumber the new residence. The terms of Mr. Goodspeed's severance arrangement are described below under the heading "Certain Relationships and Related Transactions."

     Pursuant to the terms of an employment agreement dated March 1996, the Company employed Dr. John Lilley as its Vice President, Manufacturing at an initial annual salary of L95,000. Under the employment agreement, Dr. Lilley was eligible to receive a bonus of up to 40% of his annual salary at the discretion of the Company based on the achievement of manufacturing goals and objectives established by the Company at the start of each fiscal year. In 1996, Dr. Lilley also received an option to purchase 80,000 shares of the Company's Common Stock at an exercise price of $5.03 per share. Dr. Lilley resigned as the Company's Vice President, Manufacturing on June 2, 2000. The terms of Dr. Lilly's severance arrangement are described below under the heading "Certain Relationships and Related Transactions."

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Terrance H. Gregg, William R. Grant and Francis R. Tunney, Jr. During the year ended December 31, 1999 the Compensation Committee was composed of Edgar J. Cummins, William R. Grant and Francis R. Tunney, Jr. Mr. Cummins resigned from the Compensation Committee on June 7, 2000 to assume the position of interim Chief Financial Officer, and was replaced by Mr. Gregg. There are and were no interlocking relationships between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. For a description of transactions between the Company and members of the Compensation Committee and entities affiliated with such members, see the discussion below under the heading "Certain Relationships and Related Transactions."

                             OCULAR SCIENCES, INC.

                      REPORT OF THE COMPENSATION COMMITTEE

     This Report of the Compensation Committee is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

     To the Board of Directors:

     Final decisions regarding compensation and stock option grants to executive officers are made by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of three independent non-employee Directors, none of whom have any interlocking relationships as defined by the SEC.

GENERAL COMPENSATION POLICY

     The Committee acts on behalf of the Board to establish the general compensation policy of the Company. The Committee reviews base salary levels and target bonuses for the Chief Executive Officer and other executive officers of the Company at or about the beginning of each year. The Committee also administers the 1997 Plan and reviews the equity compensation of the CEO and other executive officers at or about the beginning of each year.

     The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate and individual performance. Consistent with this philosophy, annual salary adjustments and the incentive component of executive officer compensation is determined after a review of the Company's and individual's performance for the previous year. The evaluation of Company performance is based in significant part on an evaluation of the Company's financial performance compared to plan. Long-term equity incentives for executive officers are effected through the granting of stock options under the 1997 Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

     The base salaries, incentive compensation and stock option grants of executive officers are also determined in part by the Committee reviewing data on prevailing compensation practices of companies with whom the Company competes for executive talent. To this end, in late 1997 the Committee retained Coopers & Lybrand L.L.P. to perform a comprehensive study (the "C&L Study") of the compensation practices of comparable companies to determine base salary, target bonuses and stock option awards for executive officers. The Committee used the C&L Study, as well as other information on comparable companies, in setting compensation in 1998, 1999 and 2000.

     In preparing the performance graph for this Proxy Statement, the Company used the Standard & Poor's Medical Products & Supplies Index as its published line of business index. The C&L Study included some of the companies in the Medical Products and Supplies Index, as well as other companies that were believed to be competitive with the Company for executive talent.

FISCAL 1999 EXECUTIVE COMPENSATION

     Base Compensation. In early 1999, the Company established the base salary for each executive officer for 1999 based on the performance of the Company and each executive officer in 1998, and the C&L Study. The Committee increased the base salary for each executive officer an average of 6.6% for 1999. In January 2000, the Committee again evaluated the performance of the Company and its executive officers and reviewed the C&L Study and other information on comparable companies. The Committee also considered the substantial competition for executive talent in the San Francisco Bay Area, where the Company is headquartered. Based on such analysis the Committee increased the base salary for each executive officer an average of 6.4% for 2000.

     Incentive Compensation. The Committee also used the information described above as the basis for determining incentive compensation for the Company's executive officers. The target amount of bonus for each individual was established by the Company prior to the beginning of 1999. The actual amount of bonus paid was based on the Committee's evaluation of the Company's and individual's performance in 1999. In evaluating Company performance, the Compensation Committee placed substantial emphasis on the Company's sales and income growth and market share gains. Bonuses for executive officers for 1999 were generally 115% of the target bonus.

     Stock Options. In January 1998, based in part on the C&L Study, the Compensation Committee decided to begin granting options to executive officers on a more regular, annual basis, as opposed to the more ad hoc basis that had been used before the Company went public. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on anticipated future contribution and ability to impact corporate results, past performance, consistency within the executive's peer group and competitive conditions. The Committee retains the discretion to grant options more or less frequently, if it deems such appropriate. In January 1999 all executive officers were granted options. Executive officers who had not received an option for a number of years were generally granted larger options than executive officers who had received options more recently. The options granted to executive officers who had not recently received options were generally larger than the Committee expects to grant to such persons on an annual basis in the future. Stock options generally become exercisable over a five-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant.

     Company Performance and CEO Compensation. In 1999, Mr. Fruth was the acting Chief Executive Officer until his resignation in May 1999 at which time Mr. Goodspeed became the acting Chief Executive Officer until his resignation in April 2000. Neither Mr. Fruth nor Mr. Goodspeed received a bonus in 1999. Mr. Fruth's salary was set at $200,000 for 1999 and Mr. Fruth was granted an option to purchase 50,000 shares. Mr. Goodspeed's salary was set at $370,000 for 1999 and Mr. Goodspeed was granted an option to purchase 112,000 shares. The Committee based each of Mr. Fruth's and Mr. Goodspeed's salary and option on a number of factors, including comparative salaries of chief executive officers of companies in the Company's peer group, individual performance and the Company's performance against stated objectives.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986. The 1997 Plan is already in compliance with
Section 162(m) by limiting stock awards to named executive officers. The Company does not expect cash compensation for 1999 for any executive officer to exceed $1,000,000.

                             COMPENSATION COMMITTEE

                               TERRANCE H. GREGG
                                WILLIAM R. GRANT
                             FRANCIS R. TUNNEY, JR.

                        COMPANY STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total stockholder return on the Common Stock of the Company with the cumulative total return on the Nasdaq Stock Market and the Standard & Poor's Medical Products & Supplies Index from the first date the Company's Common Stock was publicly traded (August 5, 1997) to the last trading day in each subsequent month through December 31, 1999 (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on the date of the Company's initial public offering, and reinvestment of all dividends).

     The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's Common Stock.
[PERFORMANCE GRAPH]

                                                                                                             S&P HEALTH CARE
                                                    OCULAR SCIENCES,              NASDAQ STOCK              (MEDICAL PRODUCTS
                                                          INC.                    MARKET (U.S.)                & SUPPLIES)
                                                    ----------------              -------------             -----------------
8/5/97                                                   100.00                      100.00                      100.00
9/97                                                     140.15                      105.06                       94.20
12/97                                                    159.09                       97.87                       95.39
3/98                                                     193.18                      114.41                      109.27
6/98                                                     196.97                      118.09                      120.45
9/98                                                     127.27                      105.57                      112.78
12/98                                                    162.12                      136.66                      136.52
3/99                                                     173.86                      153.41                      142.66
6/99                                                     105.30                      167.41                      142.36
9/99                                                     117.42                      171.15                      125.34
12/99                                                    114.39                      253.62                      125.65

     The graph set forth above is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the Company's Fiscal Year ending December 31, 1999 and through the present, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and related loans, which are described under the caption "Management -- Employment Agreements," and (ii) the transactions described below.

                    MERGER AGREEMENT AND RELATED LITIGATION

     On March 20, 2000, Wesley Jessen VisionCare, Inc. ("Wesley Jessen") and the Company announced the signing of a definitive agreement and plan of merger providing for the statutory merger of the Company and Wesley Jessen upon the satisfaction of stockholder and regulatory approval, and other closing conditions (the "Merger"). On May 30, 2000 Wesley Jessen announced that it had agreed to be acquired by Novartis AG, had terminated its Merger with the Company and had paid the Company a $25 million break-up fee.

     On March 23, 2000, the Company and certain of its directors were named in a suit filed in California Superior Court, (Rand v. Ocular Sciences, Inc. et al., Case No. 310935, San Francisco County), by a shareholder seeking class action status for breach of fiduciary duties. The complaint sought damages in an unspecified amount and injunctive relief. During the second quarter of 2000, this lawsuit was dismissed.

     On April 3, 2000, Bausch & Lomb, Inc. filed suit against Wesley Jessen, its board of directors and the Company in the Court of Chancery of Delaware (Bausch & Lomb, Inc. v. Wesley Jessen VisionCare, Inc. et al., Civil Action No. 17963, New Castle County). Bausch & Lomb's complaint alleged that the Company's proposed Merger with Wesley Jessen was entered into in breach of the Wesley Jessen board's fiduciary duties to act on a fully informed basis and to advance the best interests of Wesley Jessen shareholders. It also alleged that the Company aided and abetted the Wesley Jessen board's purported breach of fiduciary duties. On July 14, 2000, this action was dismissed without prejudice.

     On April 19, 2000, the Company filed a lawsuit against Bausch & Lomb and Dylan Acquisition, Inc., in California Superior Court, for intentional and negligent interference with contractual relations and unfair competition (Ocular Sciences, Inc. v. Bausch & Lomb, Inc. et al., Case No. 412625, San Mateo County). This complaint sought preliminary and permanent injunctive relief enjoining Bausch & Lomb and Dylan Acquisition, Inc., from tortiously interfering with the Company's contractual relationship with Wesley Jessen, and damages in an amount to be determined at trial. On July 13, 2000, this action was dismissed without prejudice.

                             PAYMENTS TO DIRECTORS

     Fruth & Anthony, a law firm in which Terence M. Fruth, a director of the Company and the brother of John D. Fruth, the Chief Executive Officer of the Company, is a partner, has provided legal services to the Company since its formation. The Company made payments of $15,000 in 1999 to Fruth & Anthony for such legal services.

     The Company entered into an agreement with Edgar Cummins, a member of its Board of Directors, pursuant to which Mr. Cummins will be paid a fee if the Company enters into certain strategic business transactions. The amount of the fee is 3/8% of the aggregate value of the transaction. The agreement also provides for Mr. Cummins to be paid up to $45,000 plus expenses for his services. The Company has also entered into a separate consulting agreement with Mr. Cummins to act as the Company's interim Chief Financial Officer, pursuant to which he is to be paid $4,500 per week.

            LOANS TO OFFICERS AND DIRECTORS AND SEVERANCE AGREEMENTS
                             WITH CERTAIN OFFICERS

     On April 12 and 13, 1999, the Company loaned $399,000 and $751,000 to Dan Kunst and Greg Lichtwardt, respectively. Mr. Kunst was at such time the Company's Vice President of Sales and Marketing and a director of the Company and Mr. Lichtwardt was at such time the Company's Vice President of Finance, Chief Financial Officer and Treasurer. The loan principal and related interest was repaid to the Company by Mr. Kunst and Mr. Lichtwardt in May 1999. The interest rate on the loans was 8% per year. Mr. Lichtwardt resigned from the Company on May 5, 2000 and Mr. Kunst resigned from the Company on August 17, 2000. No severance agreements were entered into by the Company with either of Mr. Lichtwardt or Mr. Kunst.

     Effective April 20, 2000, Mr. Goodspeed resigned as Chief Executive Officer and as a director of the Company. In connection with Mr. Goodspeed's resignation, the Company and Mr. Goodspeed entered into a separation agreement. Under the terms of that agreement, (i) the Company agreed to pay Mr. Goodspeed his accrued wages, salary, benefits and bonuses to date (less applicable withholding taxes), a severance payment in the amount of $100,000 (less applicable withholding taxes), and (ii) the Company agreed to forgive 50% of the principal amount of the $450,000 promissory note issued by Mr. Goodspeed to the Company reflecting the Company's loan to Mr. Goodspeed for purchase of a residence at the time of Mr. Goodspeed's employment with the Company.

     Effective June 2, 2000, Dr. John Lilley resigned as Vice President, Manufacturing of the Company. In connection with Dr. Lilly's resignation, the Company and Dr. Lilley entered into a separation agreement. Under the terms of that agreement, (i) the Company agreed to pay Dr. Lilley a termination payment equal to 147,039.19 British pounds representing 10 months' salary, bonus and all other benefits to which Dr. Lilley was entitled under his employment contract with the Company, less appropriate tax deductions by the Company, and (ii) the Company agreed to permit Dr. Lilley to continue to use his Company car until March 30, 2001 and to remain in the Company's private medical plan until March 30, 2001.

                             ALLERGAN RELATIONSHIP

     William Grant, a director of the Company, is a member of the board of directors of Allergan, Inc. and Francis Tunney, a director of the Company, is the Corporate Vice President -- Administration, General Counsel and Corporate Secretary of Allergan. Allergen manufactures and markets solutions for use with contact lenses and does not compete with the Company. Allergan and a division of Johnson & Johnson Vision Care, Inc., a competitor of the Company, have formed a strategic global alliance concerning research, educational and marketing initiatives. The alliance between Johnson & Johnson, Vistakon, and Allergan may present conflict-of-interest situations for Messrs. Grant and Tunney when acting in their capacities as directors of the Company. The Company has been advised by Messrs. Grant and Tunney that they will abstain from voting on any matter submitted to a vote of the Company's board of directors involving a conflict of interest with the alliance between Allergan and Johnson & Johnson Vision Care.

                              INDEPENDENT AUDITORS

     KPMG LLP, the Company's independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Board of Directors selects the Company's independent auditors.

                 STOCKHOLDER PROPOSALS AND REPORT ON FORM 10-K

     Proposals of Stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on February 1, 2001, in addition to other applicable requirements, in order to be included in the Company's Proxy Statement and form of proxy relating to the meeting. Additionally, proposals of Stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders without inclusion of such proposals in the Company's Proxy Statement and form of proxy relating to the meeting must be received by the Company at its principal executive offices no later than the close of business on March 23, 2001.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1999 WILL BE PROVIDED WITHOUT CHARGE ON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 475 ECCLES AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA 94080

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock ("10% Stockholders"), to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership on a Form 3 and reports of changes in ownership on a Form 4 or Form 5. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% Stockholders were met during fiscal 1999.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, or any adjournment thereof, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

         OCULAR SCIENCES, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 28, 2000

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                            DIRECTORS OF THE COMPANY.

The undersigned hereby appoints John D. Fruth and Edgar J. Cummins, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.001 par value, of Ocular Sciences, Inc. (the "Company"), held of record by the undersigned on October 27, 2000, at the Annual Meeting of the Company to be held at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California, on November 28, 2000, at 9:00 a.m. Pacific Standard Time, and at any adjournments or postponements thereof.

1. ELECTION OF DIRECTORS.

[ ]   FOR all nominees listed below   [ ]    WITHHOLDING AUTHORITY to
     (except as indicated to the             vote for all nominees listed
      contrary below)                        below


Nominees:     John D. Fruth, Edgar J. Cummins, Terence M. Fruth, William R.
              Grant, Francis R. Tunney, Jr. and Terrance H. Gregg.

Instruction:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

Exceptions: ______________________________________________

    The Board of Directors recommends that you vote FOR the election of all nominees listed in this Proposal 1.

2. APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1997 DIRECTORS STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER FROM 300,000 SHARES TO 400,000 SHARES.

                        FOR          AGAINST        ABSTAIN
                        [ ]            [ ]            [ ]

    The Board of Directors recommends that you vote FOR this Proposal 2.

3. THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.


                           ----------------------------------------------------
                           (Print Stockholder(s) name)


                           ----------------------------------------------------
                           (Signature(s) of Stockholder or Authorized Signatory)


                           ----------------------------------------------------
                           (Title of Authorized Signatory)


                           Dated: _____________, 2000

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN
                          ENVELOPE SO THAT YOUR SHARES
                       MAY BE REPRESENTED AT THE MEETING.